UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2002

RAINING DATA CORPORATION

( Exact Name of Registrant as Specified in its Charter )

Delaware ( State or Other Jurisdiction of Incorporation or Organization )	000-16449 ( Commission File Number )	94-3046892 ( I.R.S. Employer Identification Number)

17500 Cartwright Road
Irvine, California 92614
( Address of Principal Executive Offices )

(949) 442-4400
( Registrant’s Telephone Number, Including Area Code )

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.
Item 7. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT 10.1

Item 5. Other Events.

In May 2001, General Automation, Inc., dba GA eXpress (“General Automation”) initiated litigation in Superior Court of the State of California for the County of Orange against the Company alleging breach of contract relating to the Pick Systems purchase of selected assets of General Automation in August 2000. Effective July 26, 2002, the Company has settled all claims with General Automation for the sum of $2,000,000. The Company paid $1,000,000 of this amount concurrently with the signing of the Settlement Agreement and Mutual Release (the “Settlement Agreement”), with the remainder to be paid in installments of $400,000 in December 2002 and $600,000 in June 2003 (the “Installment Payments”). However, Installment Payments are subject to adjustment if prior to October 25, 2002 either party requests an audit of financial representations made by the other party in the Settlement Agreement and if such audit reveals a variance of more than 5% in the represented amount. Furthermore, the Installment Payments will be due and payable in full immediately if (i) the Company makes an assignment for the benefit of creditors or applies for or consents to the appointment of a receiver, trustee or similar officer, and such appointment is not discharged within 30 days after such appointment, (ii) any bankruptcy, insolvency, reorganization liquidation or other proceeding is instituted by or against the Company, and is not discharged within 30 days after such institution, (iii) the Company assigns or purports to assign its rights or obligations under the Settlement Agreement, (iv) the Company merges, consolidates or sells all or substantially all of its assets or (v) the Company dissolves or ceases active conduct of its business.

Item 7. Financial Statements and Exhibits.

     (c)  Exhibits.

Exhibit No.	Description

10.1	Settlement Agreement and Mutual Release between Raining Data Corporation and General Automation, Inc., dated July 26, 2002, as amended.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAINING DATA CORPORATION
( Registrant )

Date: August 2, 2002	/s/ Brian C. Bezdek Brian C. Bezdek Vice President-Finance, Corporate Controller and Secretary